Filed Pursuant to Rule 433

Registration No. 333-288574

July 9, 2025

PRICING TERM SHEET

$500,000,000 4.900% Senior Notes due 2030

$1,100,000,000 5.700% Senior Notes due 2035

The information in this pricing term sheet supplements the registration statement and the preliminary prospectus supplement and supersedes the information in the registration statement and the preliminary prospectus supplement to the extent inconsistent with the information in those documents. Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Viper Energy Partners LLC

Guarantors:	Viper Energy, Inc. (and also New Cobra Pubco, Inc. following the closing of the acquisition of Sitio Royalties Corp. by New Cobra Pubco, Inc.)

Securities:	$500,000,000 4.900% Senior Notes due 2030 (the “2030 Notes”) $1,100,000,000 5.700% Senior Notes due 2035 (the “2035 Notes” and together with the 2030 Notes, the “Notes”)

Guarantee:	Each series of notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by the Guarantor and, following the closing of the acquisition of Sitio Royalties Corp by New Cobra Pubco, Inc., New Cobra Pubco, Inc.

Format:	SEC Registered

Trade Date:	July 9, 2025

Settlement Date:	July 23, 2025 (T+10)

It is expected that delivery of the Notes will be made against payment therefor on or about July 23, 2025, which is the tenth business day following the Trade Date (such settlement cycle being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before the Settlement Date will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

Anticipated Ratings:*	Moody’s: Ba1 (Stable) S&P: BBB- (Stable) Fitch: BBB- (Stable)

Principal Amount:	2030 Notes: $500,000,000 2035 Notes: $1,100,000,000

Maturity Date:	2030 Notes: August 1, 2030 2035 Notes: August 1, 2035

Benchmark Treasury:	2030 Notes: UST 3.875%, due June 30, 2030 2035 Notes: UST 4.250%, due May 15, 2035

Benchmark Treasury Price/Yield:	2030 Notes: 99-25 1/4 / 3.922% 2035 Notes: 99-07 / 4.348%

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Spread to Benchmark Treasury:	2030 Notes: +100 bps
2035 Notes: +140 bps

Yield to Maturity:	2030 Notes: 4.922%
2035 Notes: 5.748%

Price to Public:	2030 Notes: 99.902% of principal amount, plus accrued interest if any from July 23, 2025 2035 Notes: 99.636% of principal amount, plus accrued interest if any from July 23, 2025

Coupon:	2030 Notes: 4.900% per annum
2035 Notes: 5.700% per annum

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2026

Record Dates:	January 15 and July 15

Optional Redemption:	2030 Notes: At any time prior to July 1, 2030, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 15 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after July 1, 2030, at 100% of the principal amount plus accrued interest to the redemption date.

2035 Notes: At any time prior to May 1, 2035, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 25 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after May 1, 2035, at 100% of the principal amount plus accrued interest to the redemption date.

CUSIP/ISIN:	2030 Notes: 92764M AA2 / US92764MAA27
2035 Notes: 92764M AB0 / US92764MAB00

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Barclays Capital Inc.
BofA Securities, Inc.
Wells Fargo Securities, LLC

PNC Capital Markets LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Truist Securities, Inc.

Senior Co-Managers:	Capital One Securities, Inc.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
BOK Financial Securities, Inc.
Comerica Securities, Inc.

***

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Barclays Capital Inc. toll free at 1-888-603-5847, BofA Securities, Inc. toll free at 1-800-294-1322 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.